Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-258669 and 333-271223) of Crimson Wine Group, Ltd. of our report dated March 18, 2025 relating to the consolidated financial statements for the years ended December 31, 2024 and 2023, which appears in this Annual Report on Form 10-K.

Sincerely,

/s/ BPM LLP

San Francisco, California
March 18, 2025